G. BRAD BECKSTEAD
--------------------------------------------------------------------------------
Certified Public Accountant
                                                         330 E. Warm Springs Rd.
                                                             Las Vegas, NV 89119
                                                                    702.257.1984
                                                                702.362.0540 fax


February 23, 2002

To Whom It May Concern:

I have issued my report dated September 13, 2001, accompanying the financial statements of Insynq, Inc. (formerly Xcel Management, Inc.), contained in the Registration Statement. I consent to the use of the aforementioned report in the Registration Statement, and to the use of my name as it appears under the caption "Experts".

Signed,

/s/ G. Brad Beckstead
G. Brad Beckstead, CPA